Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Members
Concord Debt Holdings LLC:

We consent to the use our report dated March 7, 2012, with respect to the consolidated balance sheet of the Concord Debt Holdings LLC and subsidiaries as of December 31, 2011, and the related consolidated statements of operations, changes in members’ capital, and cash flows for the year ended December 31, 2011, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP KPMG LLP

Boston, Massachusetts
September 14, 2012